U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016 (March 17, 2016)

American Capital Mortgage Investment Corp.
(Exact name of registrant as specified in its charter)

MARYLAND	001-35260	45-0907772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 968-9220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 17, 2016, Malon Wilkus resigned from the Board of Directors (the “Board”) of American Capital Mortgage Investment Corp. (the “Company”), and as the Company’s Chief Executive Officer, effective upon the election of his successor, which occurred on the same date. Mr. Wilkus had served as Chair of the Board and Chief Executive Officer since the incorporation of the Company in March 2011. He also served as Chair of the Executive Committee of the Board.
Following Mr. Wilkus’ resignation, the Board of Directors of the Company appointed Gary Kain, the Company’s President and Chief Investment Officer, to the additional position of Chief Executive Officer on March 17, 2016. In connection with his promotion, Mr. Kain is the Company’s new principal executive officer. Mr. Wilkus served as the Company’s principal executive officer prior to his resignation as Chair and Chief Executive Officer of the Company on March 17, 2016. Mr. Kain was also elected to the Board on March 17, 2016, effective immediately. Mr. Kain, age 51, will serve on the Board until the Company’s next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.
Mr. Kain has served as the Company’s President and Chief Investment Officer since March 2011 and as the President of the Company’s manager since April 2011. Mr. Kain has also served as Chief Executive Officer and a member of the board of directors of American Capital Agency Corp. (NASDAQ: AGNC) since March 2016, as President and Chief Investment Officer of AGNC since April 2011 and January 2009, respectively, and as the President of its manager, American Capital AGNC Management, LLC, since April 2011. Mr. Kain served as a Senior Vice President and Managing Director of American Capital, Ltd. (“American Capital”) from January 2009 to July 2009, after which time he became an employee of the parent company of the Company’s manager. While at American Capital, Mr. Kain headed American Capital’s RMBS investment team. Prior to joining American Capital, Mr. Kain served as Senior Vice President of Investments and Capital Markets of Federal Home Loan Mortgage Corporation (“Freddie Mac”) from May 2008 to January 2009. He also served as Senior Vice President of Mortgage Investments & Structuring of Freddie Mac from February 2005 to April 2008, during which time he was responsible for managing all of Freddie Mac’s mortgage investment activities for the company’s $700 billion retained portfolio. From 2001 to 2005, Mr. Kain served as Vice President of Mortgage Portfolio Strategy at Freddie Mac. From 1995 to 2001, he served as head trader in Freddie Mac’s Securities Sales & Trading Group, where he was responsible for managing all trading decisions including REMIC structuring and underwriting, hedging all mortgage positions, income generation, and risk management. Prior to that, he served as a senior trader, responsible for managing the adjustable-rate mortgage and REMIC sectors.
There are no arrangements or understandings between Mr. Kain and any other person pursuant to which he was appointed as an officer and director, nor are there any family relationships between Mr. Kain and any other executive officer or director of the Company. Mr. Kain is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.
A copy of the press release announcing Mr. Wilkus’ resignation and Mr. Kain’s appointment is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No	Description
99.1	Press Release, dated March 17, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.
Dated: March 21, 2016	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President and Secretary